UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Waddell & Reed Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 23, 2021

As previously disclosed, on December 2, 2020, Waddell & Reed Financial, Inc., a Delaware corporation (“Waddell & Reed” or the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Macquarie Management Holdings, Inc., a Delaware corporation (“Macquarie”), Merry Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Macquarie (the “Merger Sub”), and (solely for limited purposes) Macquarie Financial Holdings Pty Ltd, an Australian proprietary company formed under the laws of the Commonwealth of Australia, providing for, subject to the satisfaction or waiver of certain conditions, the acquisition of the Company by Macquarie.  Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Macquarie.

On February 17, 2021, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on March 23, 2021, in connection with the merger (the “special meeting”).  The Company desires to supplement the Proxy Statement.  These Definitive Additional Materials should be read in conjunction with the Proxy Statement and any supplements thereto, which we urge you to read in its entirety.

Litigation Related to the Merger

Following the announcement of the proposed acquisition of the Company by Macquarie and as of the filing of these Definitive Additional Materials, seven complaints have been filed on behalf of seven purported stockholders of the Company against the Company and the members of its Board of Directors.  Of those seven complaints, two were filed in the United States District Court for the Southern District of New York, one was filed in the United States District Court for the Eastern District of New York, two were filed in the United States District Court for the District of Delaware, one was filed in the United States District Court for the Northern District Of California and one was filed in the United States District Court for the Eastern District of Pennsylvania.  Those complaints are captioned as follows: Stein v. Waddell & Reed Financial, Inc., et al., No. 1:21-cv-00668 (S.D.N.Y.); Crow v. Waddell & Reed Financial, Inc., et al., No. 1:21-cv-01635 (S.D.N.Y.); Burgess v. Waddell & Reed Financial, Inc., et al., No. 1:21-cv-00541 (E.D.N.Y.); Waterman v. Waddell & Reed Financial, Inc., et al., No. 1:21-cv-00140 (D. Del.); Sabatini v. Waddell & Reed Financial, Inc., et al., No. 1:21-cv-00308 (D. Del.); Wheeler v. Waddell & Reed Financial, Inc., et al., No. 5:21-cv-01326 (N.D. Cal.); and Baker v. Waddell & Reed Financial, Inc., et al., No. 2:21-cv-01034 (E.D. Pa.) (collectively, the “Stockholder Actions”).  The Stockholder Actions generally allege that the Proxy Statement omits certain material information in violation of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, and further that the members of the Company’s Board of Directors are liable for those omissions under Section 20(a) of the Securities Exchange Act of 1934.  The relief sought in the Stockholder Actions includes, among other things, to enjoin the stockholder vote scheduled for March 23, 2021 at which the Company’s stockholders will vote on a proposal to adopt the merger agreement.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, and vigorously denies any wrongdoing or liability with respect to the allegations and claims asserted, or which could have been asserted, in the Stockholder Actions, to resolve the purported stockholders’ claims and moot the disclosure claims, to avoid nuisance, potential expense, and delay, and to provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the below disclosures (the “Supplemental Disclosures”).  The Company and the other named defendants deny that they have violated any laws or breached any duties to the Company’s stockholders.  The Company is providing the Supplemental Disclosures solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the merger that could result from further litigation.  Nothing in the Supplemental Disclosures should be deemed to be an admission of the legal necessity or materiality of any Supplemental Disclosure under applicable laws.

The Company’s Board of Directors continues to unanimously recommend that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-

binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies.

If you have not already voted your shares in connection with the proposals to be decided at the Company’s virtual special meeting, you are urged to do so promptly.  These Definitive Additional Materials do not affect the validity of any proxy card or voting instructions that the Company’s stockholders may have previously received or delivered.  No action is required by any Company stockholder who has previously delivered a proxy card or voting instructions and who does not wish to revoke or change that proxy card or voting instructions.

Supplemental Disclosures to the Proxy Statement

The Supplemental Disclosures contained below should be read in conjunction with the Proxy Statement, which is available on the Internet site maintained by the SEC at http://www.sec.gov.  To the extent that the information set forth below differs from or updates information contained in the Proxy Statement, the information set forth herein supersedes or supplements the information in the Proxy Statement.  References to sections herein are references to the corresponding sections of the Proxy Statement; all page references are to pages in the Proxy Statement; and any capitalized terms that are used herein have the same meanings ascribed to them in the Proxy Statement.  As noted in the Proxy Statement, J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, December 2, 2020.  J.P. Morgan’s opinion noted that developments subsequent to December 2, 2020 may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion, and J.P. Morgan has not updated, revised or reaffirmed its opinion subsequent to such date.

1.                     The section of the Proxy Statement entitled “Certain Financial Projections Utilized in Connection with the Merger” is hereby amended as follows:

a.              The table on page 51 of the Proxy Statement and the accompanying footnotes are hereby amended and restated as follows (with new text in underline):

The following table presents a summary of the Company Projections (based on best estimates at the time of preparation of the numerous variables noted above):

	Calendar Year Ending December 31,
($ in millions)	2021E	2022E	2023E	2024E	2025E
ASSET MANAGEMENT:
Gross Revenue (1)	$553	$547	$546	$553	$567
Net Revenue (1)	$492	$488	$488	$496	$509
EBITDA (2)	$111	$109	$111	$111	$114
Less: Depreciation & Amortization	$5	$5	$6	$6	$6
Earnings Before Interest & Taxes (“EBIT”)	$107	$104	$105	$104	$108
Less: Taxes(3)	$28	$27	$27	$27	$28
Earnings Before Interest, Amortization & Taxes (“EBIAT”)	$79	$77	$78	$77	$80

	Calendar Year Ending December 31,
($ in millions)	2021E	2022E	2023E	2024E	2025E
Plus: Depreciation & Amortization	$5	$5	$6	$6	$6
Less: Capital Expenditures	$5	$7	$3	$3	$3
Less: Change in Net Working Capital	$1	$0	$0	$1	$1
Unlevered Free Cash Flow	$77	$76	$81	$80	$81

WEALTH MANAGEMENT:
Gross Revenue	$613	$651	$690	$733	$780
EBITDA (2)	$34	$40	$45	$50	$56
Less: Depreciation & Amortization	$4	$5	$5	$6	$5
Earnings Before Interest & Taxes (“EBIT”)	$30	$36	$40	$44	$51
Less: Taxes (3)	$8	$9	$10	$11	$13
Earnings Before Interest, Amortization & Taxes (“EBIAT”)	$22	$26	$30	$33	$37
Plus: Depreciation & Amortization	$4	$5	$5	$6	$5
Less: Capital Expenditures	$5	$7	$3	$3	$3
Less: Change in Net Working Capital	$5	$4	$4	$4	$5
Unlevered Free Cash Flow	$16	$20	$28	$31	$35

(1) Gross revenue includes, and net revenue excludes, inter-company revenue sharing.

(2) EBITDA is a non-GAAP financial measure and is defined as operating income plus depreciation.

(3) Assumes 26% tax rate.

2.                     The disclosure in the section entitled “The Merger” under the heading “Opinion of Financial Advisor”, beginning on page 53 of the Proxy Statement, is hereby amended by:

a.              Amending and restating the final paragraph on page 55 under the heading “Sum-of-the-Parts - Public Trading Multiples Analysis” and inserting the following chart, as follows:

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company’s firm value (calculated as the market value of that company’s common stock on a fully diluted basis, plus any debt and preferred equity, less cash) to the consensus equity research analyst estimate for the company’s EBITDA (earnings before interest, taxes, depreciation, amortization) for the year ending December 31, 2021 (“FV / 2021E EBITDA”) as summarized below:

Asset Management:

FV / 2021E EBITDA Multiple
Franklin Resources, Inc.	5.7x
Invesco Ltd.	7.5x
Affiliated Managers Group, Inc.	6.7x
Janus Henderson Group plc	7.2x
Victory Capital Holdings, Inc.	6.8x
Artisan Partners Asset Management Inc.	9.0x
Virtus Investment Partners, Inc.	5.1x

Wealth Management:

FV / 2021E EBITDA Multiple
Raymond James Financial, Inc.	N/A
LPL Financial Holdings Inc.	9.9x
Stifel Financial Corp.	N/A
Blucora, Inc.	10.7x

b.              Amending and restating the final paragraph on page 56 under the heading “Sum-of-the-Parts - Selected Transactions Analysis” and inserting the following chart as follows:

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target company’s implied firm value to the target company’s EBITDA for the twelve-month period prior to announcement of the applicable transaction (“FV / LTM EBITDA”) as summarized below:

Announcement Date	Acquiror	Target	FV / LTM EBITDA Multiple
Asset Management:
April 2014	Teachers Insurance and Annuity Association of America-College Retirement Equities Fund	Nuveen, LLC (formerly Nuveen Investments, Inc.)	12.7x
October 2016	Henderson Group plc	Janus Capital Group Inc.	8.8x
December 2016	Virtus Investment Partners, Inc.	RidgeWorth Holdings LLC	10.2x
March 2017	Standard life plc	Aberdeen Asset Management PLC	10.8x
March 2017	HNA Capital (U.S.) Holding LLC	OM Asset Management plc	10.0x
October 2018	Invesco Ltd.	OppenheimerFunds, Inc.	8.1x
November 2018	Victory Capital Holdings, Inc.	USAA Asset Management Company	6.9x
February 2020	Franklin Resources, Inc.	Legg Mason, Inc.	9.9x
October 2020	Morgan Stanley	Eaton Vance Corp.	12.9x
Wealth Management:
January 2014	RCS Capital Corporation	Cetera Financial Group	16.8x
October 2015	Blucora, Inc.	HD Vest Financial Services, Inc.	13.5x
March 2019	Blucora, Inc.	1st Global, Inc.	18.0x
November 2019	Advisor Group, Inc.	Ladenburg Thalmann Financial Services Inc.	11.0x

c.               Amending and restating the fourth paragraph on page 57 under the heading “Discounted Cash Flow Analysis” as follows (with new text in underline):

J.P. Morgan calculated the unlevered free cash flows that Waddell & Reed is expected to generate during fiscal years 2021 through 2025 for each of its asset management business and wealth management business based upon projections provided by the management of Waddell & Reed.  J.P. Morgan also calculated a range of terminal asset values of each of these businesses at the end of the five-year period ending in 2025 by applying a terminal value growth rate ranging from (0.5%) to 0.5% to the unlevered free cash flow of Waddell & Reed’s asset management business during the final year of the five-year period and applying a terminal value growth rate ranging from 1.5% to 2.5% to the unlevered free cash flow of Waddell & Reed’s wealth management business during the final year of the five-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.25% to 11.25% for Waddell & Reed’s asset management business and 9.75% to 11.75% for Waddell & Reed’s wealth management business, which were ~~chosen~~ selected by J.P. Morgan in its professional judgment and experience based upon an analysis of the weighted average cost of capital of Waddell & Reed’s asset management business or wealth management business, as applicable.  The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Waddell & Reed’s estimated cash, liquid securities and total debt.

d.              Amending and restating the third full paragraph on page 58 under the heading “Miscellaneous” as follows (with new text in underline):

For services rendered in connection with the proposed merger and the delivery of its opinion, Waddell & Reed has agreed to pay J.P. Morgan ~~an estimated fee of approximately $25 million,~~ a $3 million opinion fee ~~of~~ which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and ~~a substantial portion of which~~ is creditable against a transaction fee that is contingent and payable upon the consummation of the proposed merger, which is currently estimated, as of March 12, 2021, to be $26 million. In addition, Waddell & Reed has agreed, subject to certain limitations, to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

3.                     The disclosure in the section entitled “The Merger” under the heading “Background of the Merger”, beginning on page 30 of the Proxy Statement, is hereby amended by:

a.              Amending and restating the third full paragraph on page 34 as follows (with new text in underline):

On September 7, 2020, Waddell & Reed entered into a confidentiality agreement with each of Macquarie and LPL.  These agreements did not include any “don’t ask, don’t waive” or standstill provisions.  Over the next several days, J.P. Morgan, on behalf of and following consultation with representatives of Waddell & Reed, provided clarifying due diligence information to Macquarie and LPL and responded to supplemental due diligence questions from Macquarie and LPL and its financial advisors in connection with the August 3 Proposal.

b.              Amending and restating the fourth full paragraph on page 44 as follows (with new text in underline):

On November 30, 2020, the Board held a meeting by videoconference, which was attended by members of Waddell & Reed management, representatives of J.P. Morgan, and representatives of Norton Rose Fulbright. Mr. Sanders reported to the Board regarding the status of negotiations with Macquarie. During the meeting, the Board discussed with the representatives of J.P. Morgan and Norton Rose Fulbright the key terms of the merger agreement, including the AUM condition and the AUA condition, the termination fees payable by Waddell & Reed and Macquarie, the level of conditionality in the merger agreement arising from the Wealth Management Transactions, the interim operating covenants of Waddell & Reed, and the ability of Waddell & Reed to pay dividends pursuant to merger agreement. The representatives of J.P. Morgan reported to the Board that Macquarie was no longer negotiating for a restriction on Waddell & Reed’s ability to pay dividends. The representatives of J.P. Morgan also reminded the Board that during the exclusivity period with Macquarie, there had been speculation about mergers and acquisitions in the asset management industry resulting from public comments by the chief executive officer of JP Morgan Chase & Co. about potential interest in the space, and that Waddell & Reed had been the actual subject of rumors. They also highlighted for the Board the inbound expressions of interest that J.P. Morgan had received regarding Waddell & Reed’s wealth management business. J.P. Morgan confirmed that there were no exchanges of material non-public information with any of these parties resulting from the inbound expressions of interest.  The Board discussed that any sale of Waddell & Reed’s wealth management business in an alternative transaction (as compared to the potential sale of all of Waddell & Reed in the transaction discussed with Macquarie) would be more complex and unlikely to offer greater value to Waddell & Reed stockholders (in terms of price, timing, likelihood of consummation, regulatory and other considerations).  The representatives of Norton Rose Fulbright reviewed with the Board its fiduciary duties under Delaware law in connection with the Board’s evaluation of the merger agreement and the proposed transaction. Members of Waddell & Reed management also discussed with the Board the proposed retention and severance arrangements for Waddell & Reed employees in connection with the proposed transaction that had been negotiated with Macquarie, noting that the Committee Compensation Consultant had reviewed the arrangements for Waddell & Reed’s executive officers and deemed them to be reasonable in the aggregate. The Board also discussed with members of Waddell & Reed’s management the projections provided by Waddell & Reed to J.P. Morgan in connection with its financial analyses and the preparation by J.P. Morgan of its fairness opinion in connection with the proposed transaction.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding the Company’s business and industry in general.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by the Company or on its behalf is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to the impact of the COVID-19 pandemic and related economic conditions, as well as the factors discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.

Important transaction-related and other risk factors associated with our proposed merger with Macquarie that may cause such differences include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the transaction closing conditions may not be satisfied in a timely manner or at all, including due to the failure to obtain the Company’s stockholder approval and regulatory and client approvals or as a result of a decrease in assets under administration and assets under management; (iii) the announcement and pendency of the merger may disrupt our business operations (including the threatened or actual loss of employees, clients, independent financial advisors or vendors); and (iv) the Company could experience financial or other setbacks if the transaction encounters unanticipated problems.

Other important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the “Risk Factors” section of the Company’s Annual Report on

Form 10-K for the year ended December 31, 2020, which include, without limitation: (i) the loss of existing distribution relationships or inability to access new distribution relationships; (ii) a reduction in assets under administration or assets under management on short notice; (iii) the adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body; (iv) changes in the Company’s business model, operations and procedures, including the Company’s methods of distributing its proprietary products, as a result of evolving fiduciary standards; (v) the introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of the Company’s financial advisors at the federal or state level for employment tax or other employee benefit purposes; (vi) a decline in the securities markets or in the relative investment performance of the Company’s Funds and other investment portfolios and products as compared to competing funds; (vii) the Company’s inability to reduce expenses rapidly enough to align with declines in its revenues due to various factors, including fee pressure, the level of the Company’s assets under management or its business environment; (viii) non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies; (ix) the Company’s inability to attract and retain senior executive management and other key personnel to conduct its wealth management and investment management business; (x) a failure in, or breach of, the Company’s operational or security systems or its technology infrastructure, or those of third parties on which the Company relies; and (xi) the Company’s inability to implement new information technology and systems, or its inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings the Company makes with the SEC, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and as updated in its quarterly reports on Form 10-Q for the year ending December 31, 2021.  Any forward-looking statement made in this communication speaks only as of the date on which it is made.  Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Macquarie Management Holdings, Inc.  In connection with the proposed merger, the Company has filed with the SEC a definitive proxy statement, which has been mailed to the stockholders of the Company and contains important information about the proposed merger and related matters.  STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT TOGETHER WITH THE SUPPLEMENTAL DISCLOSURES AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, MACQUARIE AND THE PROPOSED MERGER.  Investors may obtain free of charge these materials and other documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, the definitive proxy statement and the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are or will be available free of charge through the Company’s website at ir.waddell.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the definitive proxy statement and the other relevant documents to be filed with the SEC.  You can find information about the Company’s executive officers and directors in the definitive proxy statement on Schedule 14A in connection with the Company’s 2020 Annual Meeting of Stockholders, filed with the SEC on March 6, 2020.